EXHIBIT 99
FOR IMMEDIATE RELEASE	Contact: Jerold R. Kassner
August 10, 2004	Swank, Inc.
Attleboro, MA 02703
(508) 222-3400

SWANK, INC.
NEW YORK, NY

SWANK, INC. REPORTS NET INCOME FOR THE
QUARTER ENDED JUNE 30, 2004

NEW YORK, August 10, 2004 -- John Tulin, President of SWANK, INC., (OTC:SNKI), today reported net sales and operating results for the Company's second quarter and six months ended June 30, 2004:
(In thousands except shares and per share)
	Three months		Six months
	Ended June 30		Ended June 30
	2004	2003	2004	2003

Net sales	$ 24,765	$ 22,385	$ 43,667	$ 40,696

Income (loss) from operations before income tax and non-recurring items	1,118	(544)	(772)	(3,178)
(Gain) on termination of real property lease	-	-	(1,090)	-
Write-off of deferred financing costs	589	-	589	-

Net income (loss)	$ 529	$ (544)	$ (271)	$ (3,178)

Share and per share information:

Basic weighted average common shares outstanding	5,522,490	5,522,490	5,522,490	5,522,490

Basic net income (loss) per common share outstanding	$ .10	$ (.10)	$ (.05)	$ (.58)

Fully diluted weighted average common shares outstanding	5,688,269	5,522,490	5,522,490	5,522,490

Fully diluted net income (loss) per common share outstanding	$ .09	$ (.10)	$ (.05)	$ (.58)

          Net income for the quarter ended June 30, 2004 was $529,000 compared to a net loss of $544,000 for the corresponding quarter last year. For the six-month period, the Company's net loss was $271,000 compared to a net loss of $3,178,000 for the six months ended June 30, 2003. Results for the current quarter include a non-recurring charge of $589,000, included in interest expense, in connection with the refinancing of the Company's revolving credit line. As previously reported, on June 30, 2004 the Company and Wells Fargo Foothill, Inc. ("WFF"), entered into a new a Loan and Security Agreement under which the Company may borrow from WFF revolving credit loans and obtain the issuance of letters of credit from time to time during the term of the loan agreement up to an aggregate amount of $25,000,000. The new loan agreement replaced the Company's previous financing with Congress Financial Corporation (New England).

August 10, 2004	SWANK, INC.
Page 2

          The net loss for the six-month period includes a non-recurring net gain of $1,090,000 resulting from the termination of the Company's lease at its former Norwalk, Connecticut manufacturing facility recorded during the first quarter and the $589,000 charge to interest expense recorded during the second quarter associated with the refinancing. The Company discontinued belt manufacturing operations and closed its Norwalk facility during the fourth quarter of 2003. The Company presently sources its belt merchandise requirements from third-party vendors located primarily in Asia and South America.

          Net sales for the quarter and six months ended June 30, 2004 increased $2,380,000 or 10.6% and $2,971,000 or 7.3% respectively, compared to the same periods last year. The increase during both the quarter and six months was mainly due to higher shipments of the Company's "Kenneth Cole New York" and "Reaction Kenneth Cole" belt merchandise, as well as sales increases for other branded and private label belt, personal leather goods, and jewelry merchandise programs. During the quarter, the Company made substantial shipments of men's jewelry as part of a new spring collection to one of its major chain store customers.

          The increase in net sales during the six month period ending June 30, 2004 was also due to initial shipments made primarily during the first quarter under a private label belt program to a major new customer. Shipments to the Company's export customers increased 51% and 54% for the quarter and six month periods ending June 30, 2004, respectively. The increase in the Company's export business was due mainly to the expansion of a personal leather goods program for a European distributor affiliated with of one the Company's licensors. The Company's sales benefited generally from the more favorable economic and retail climate that prevailed during the first six months of 2004 compared to the prior year as well as from higher than expected sales associated with inventory restocking by retailers following the 2003 holiday season.

          Net sales for the quarter and six-months ended June 30, 2004 and June 30, 2003 include the effect of an adjustment recorded each year during the second quarter to reflect the difference between actual customer returns received during the Company's spring selling season (January through June) and the allowance for returns established at the end of the preceding fiscal year. This adjustment increased net sales by $1,703,000 and $2,069,000 for the quarter and year to date periods ended June 30, 2004 and June 30, 2003, respectively. In both years, actual spring season returns were lower than anticipated due to improved retail sales for the Company's belt and personal leather goods merchandise.

August 10, 2004	SWANK, INC.
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           Gross margins improved during the quarter, increasing by 460 basis points to 34.1% of net sales from 29.5% last year. The increase was principally due to higher initial markups for the Company's belt merchandise, lower inventory-related costs, and a more favorable sales mix. Overhead and other production-related variances were also lower during the quarter reflecting the closure of the Company's belt manufacturing facility last year and a reduction in the Company's overall merchandise cost.

          Commenting on the results for the quarter and year to date periods, John Tulin, President, said "We are pleased with the improvement in the Company's results for the second quarter and year to date periods. The Company was able to take advantage of new business opportunities to grow net sales and at the same time, improve margins thanks to reductions in manufacturing-related overhead costs and more effective product sourcing. We will continue our attempts to capitalize on opportunities to expand the Company's sales volume and at the same time, work on reducing our costs in an effort to improve margins. We also look forward to a long and prosperous relationship with Wells Fargo Foothill."

          Certain of the preceding paragraphs contain forward-looking statements which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by, and the Company's actual performance and results may vary as a result of, a number of factors including general economic and business conditions, continuing sales patterns, pricing, competition, consumer preferences, and other factors.

          Swank designs and markets men's jewelry, belts and personal leather goods. The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names "Kenneth Cole", "Tommy Hilfiger", "Geoffrey Beene", "Claiborne", "Guess?", "Pierre Cardin", "Field & Stream", "Colours by Alexander Julian", and "Swank". Swank also distributes men's jewelry and leather items to retailers under private labels.

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